Exhibit 99.1

TICC Declares Special Dividend of $0.12 per Share

GREENWICH, CT – 12/22/2005 – Technology Investment Capital Corp. (NASDAQ: TICC) announced today that it has declared a special dividend of $0.12 per share payable on January 18, 2006 to shareholders of record as of December 30, 2005. TICC has already declared total regular quarterly dividends of $0.89 per share. With this special dividend, total cash dividends paid for 2005 will be $1.01 per share, compared to total distributions of $0.43 per share for 2004.

The special dividend is payable as follows:

Record Date:	December 30, 2005

Payable Date:	January 18, 2006

About Technology Investment Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt and equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry Osherow at (203) 661-9572 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.